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                                                                    EXHIBIT 10.1

                      Share Purchase and Transfer Agreement
                        Deed No.: A. Prot. 2002, Nr. 183

Recorded in Basel, Switzerland,

on December 20, 2002.

Before me, the undersigned Notary Public Dr. Beat Schultheiss,

with business address in Basel,

appeared today:

1) Mr. Dietrich F. Kessel, Attorney at law, born September 18, 1937, german citizen, business address: Elberfelder Strasse 4, 40213 Dusseldorf. The First Person Appearing - identifying himself by his valid ID card - declared that he is not acting on his own behalf but in the name of and with a written power of attorney from

                  GfE Gesellschaft fur Elektrometallurgie mbH,
             a company duly incorporated and validly existing under
                      the laws of Federal Republic Germany,
        with its registered offices at Hofener Strasse, 90431 Nurnberg,
                            Federal Republic Germany,

                                          - hereinafter referred to as "Seller"-

     The first person appearing submitted the notarially certified power of attorney dated 18 December, 2002 as evidence of his power of representation.

2) Dr. Nicole Franke, Attorney at law, born mai 15, 1970, german citizen, business address: Uerdinger Str. 88, 40474 Dusseldorf. The Second Person Appearing - personally known to the Notary Public - declared that she is not acting on her own behalf but in the name and with a written power of attorney from

                        Sudamin Recycling GmbH & Co. KG,
           a company organized and existing under the laws of Germany, having its registered offices at Bonifaciusstrasse 160, 45309 Essen,
                            Federal Republic Germany,
          represented by its General Partner Sudamin Verwaltungs GmbH, having its registered offices at Bonifaciusstrasse 160, 45309 Essen,
                            Federal Republic Germany,

                                          - hereinafter referred to as "Buyer" -




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     The second person appearing submitted fax copies of the powers of attorney dated 18 and 19 December, 2002 as evidence of her powers of representation. The originals have been submitted to the notary before the execution of this agreement.

The notary satisfied himself that the persons appearing have sufficient command of the English language and declared that he himself has sufficient command of the English language as well. The persons appearing waived their right to have this deed translated into the German language.

The Persons Appearing - acting as indicated - then requested the notarization of the following

                      Share Purchase and Transfer Agreement

                                       I.
                                    Preamble

1. The Seller holds shares in the total nominal amount of DM 1.000,000.00 in GfE Giesserei- und Stahlwerksbedarf GmbH (hereinafter referred to as the "Shares"), a company with limited liability, organized and existing under the laws of the Federal Republic of Germany, registered with the County Court Dusseldorf under HRB 32816, with its registered offices at Kreuzstrasse 34, 40210 Dusseldorf, Federal Republic of Germany (hereinafter referred to as the "Company"). Thus, the Seller is the sole shareholder of the Company. The Shares are fully paid up.

2. The Seller wishes to sell and transfer the Shares to the Buyer and the Buyer wishes to purchase and acquire the Shares from the Seller, subject to the terms and conditions as presented in this agreement.

                                       II.
                                 Sale of Shares

1.   The Seller hereby sells (verkauft) to the Buyer the Shares.

2.   The Buyer hereby accepts the aforementioned sale.




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                                      III.
                                 Purchase Price

1. The purchase price for the Shares amounts to USD 3,000,000.00 (in words: US Dollars three millions) (the "Purchase Price").

2. A partial amount of US dollars 1,000,000.00 (in words: US dollar one million) of the Purchase Price (the "Partial Amount I") shall be payable by the Buyer within one (1) banking day after the date of signing this agreement (the "Signing Date") at the latest by wire transfer to the Seller's bank account no. 4000 56 3051 at HSBC Trinkaus & Burkhardt,
     SWIFT: TUBDDEDD (the "Seller's Account").

     A partial amount of US dollars 2,000,000.00 (in words: US dollar two million) of the Purchase Price (the "Partial Amount II") shall be payable by the Buyer as of January 31, 2003 at the latest by wire transfer to the Seller's Account.

3. If the Buyer defaults on its payment duties pursuant to cipher 2 above, an interest at a rate of 7.5 percentage points p. a. shall be charged from the due date on the Partial Amount I and the Partial Amount II respectively. Further claims shall not be excluded.

4. As soon as the Partial Amount I and the Partial Amount II have been received on the Seller's Account, the Seller shall confirm in writing to the Buyer the duly achievement of the Partial Amount I and the Partial Amount II respectively.

                                       IV.
                            Assignment of the Shares

1. The Seller hereby assigns (tritt ab) to the Buyer the Shares. The Buyer accepts the assignment and transfer of the Shares.

2. The assignment and the transfer is carried out with suspensive effect as of December 31, 2002 (24.00 h) (the "Closing Date").

3. All profits / losses related to the Shares for the current fiscal year shall accrue to the Buyer. The same applies mutatis mutandis to profits/losses of the previous fiscal years if they have not yet been distributed (i.e. profits/losses carried forward or of previous fiscal years for which resolutions pertaining to their appropriation have not been adopted).




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4.   The formal approval of the shareholders regarding any disposals of shares in the Company which is required pursuant to section 10 of the Company's Articles of Association can be waived due to the fact that the Seller is the sole shareholder of the Company.

                                       V.
 Seller's Declarations regarding Agreed Features (Beschaffenheitsvereinbarungen)

The Seller hereby declares to the Buyer that the following agreed features (Beschaffenheitsvereinbarungen) set forth herein (the "Agreed Features") are true and accurate as of the Signing Date and as of the Closing Date to the extent otherwise set forth herein. If and as far as it depends below on the Seller's knowledge, the Seller has constructive knowledge through the Managing Directors of the Companies.

1. The statements in this agreement, including its preamble, regarding the Seller and the Company are complete, true and correct.

2. The Company has been legally incorporated and is validly existing and organized under german law.

3. There are no shareholder resolutions which modify the Company's articles of association in force and which have not been registered with the commercial register nor any additional agreements regarding the constitution and organization of the Company. No insolvency or composition or equivalent proceedings have been opened in any jurisdiction in respect of the Company; the Company is not over-indebted.

4. The Shares are validly issued and fully paid-up; no repayments of share capital (Stammeinlagen) (including hidden repayments) have been made. The Shares are free and clear from all encumbrances, including but not limited to any rights of pledge, charge, mortgages, liens, attachments, claims, usufruct or any insurances thereof, option rights and rights of first refusal, and other rights created in favor of third parties.

5. The respective Shares constitute the entire issued and outstanding share capital of the Company which is fully paid up and has in no way been repaid; no hidden profit distributions have been made.

6. The Seller is the legal and beneficial owner of the Shares and no other persons or companies other than the Seller hold any Shares in the Company. The Seller is entitled to sell, transfer and freely dispose over the Shares without the consent of any third party, in particular under the terms of this agreement.




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7.   The Company has no subsidiaries, holds no interests in any other companies and is not obliged to acquire such interests.

8. The Company does not own real property or rights equivalent to real property and is not obliged to acquire real property or rights equivalent to real property.

9. The Company's business and the Company's operating systems were set up while observing all applicable legal regulations and official orders. Neither its operation nor the Company's business nor their products or services violate applicable legal regulations or official orders. The Company possesses all official permits which are required for the execution and continuation of the current business of the Company. These permits will not be revoked or limited in the future to the best of the Seller's knowledge.

10. Since December 31, 2001, the course of the Company's ordinary business has only been conducted with prudent business practice and generally in the same way as before; no fundamental disadvantages with respect to the business operation and/or the net value, financial position and earning situation or with respect to important assets or agreements of the Company have resulted. No profit distributions, including provisional and hidden distribution, have been made since December 31, 2001; nor have any hidden reserves been dissolved or withdrawn except for during the course of ordinary business.

11. The Company has duly drawn up in full and filed within the stipulated deadlines the tax declarations and preliminary tax returns and made the advance tax payments as well as preliminary tax returns and advance tax payments regarding other general public taxes of any type which the Company owes and those general public taxes, for which the Company is liable, especially contributions, fees and customs duties, foreign fees, additional fiscal payments in the sense of sec. 3 German General Tax Code (Abgabenordnung - AO), and additional foreign fiscal payments - including but not limited to withholding income tax on wages and salaries and including, but not limited to, default fines, default interest, default penalties and other liabilities connected to taxes before the Closing Date -, social insurance contributions and other general public taxes of any type which the Company owe and such contributions, for which the Company is liable (collectively the "Taxes and Contributions") and drawn up in full and filed within the stipulated deadlines all other legally necessary declarations to the competent authorities. The Company has paid all Taxes and Contributions including advance payments and additional payments when they became due before the Closing Date; if and as far as they were not due before December 31, 2001, they are shown as liabilities or as reserves in the respective corresponding amounts in the Company's financial statement as of December 31, 2001, irrespective of whether these liabilities and/or obligations already existed or were known when the above financial statement was drawn up. The Company has withheld all retainable Taxes (retainable tax amounts) and Contributions and




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     forwarded them to the competent recipient when they became due as well as paid all additional fiscal payments, taxes for which it is liable and fines.

     The Company has not before the Closing Date made any hidden profit distribution to the shareholders or affiliated persons and/or companies in the sense of 'SS' 15 et seq., AktG, which hidden profit distribution would lead to tax disadvantages.

     The Company is currently not involved in any disputes or audits regarding Taxes and Contributions with the competent tax authorities and social security authorities.

The Seller and the Buyer are in agreement that the above declarations regarding the Agreed Features are neither a guarantee (Garantie) nor an expressed warranty (zugesicherte Eigenschaft) within the meaning of the new 'SS''SS' 443 Sec. 1, 444 German Civil Code (BGB).

The Seller will do not neither grant any representation nor warranty. Therefore, any liability of the Seller for a breach of representations and warranties whatsoever, contractual, statutory or otherwise, other than for a breach of the Agreed Features shall be excluded. Any rights or claims of the Buyer for rescission (Rucktritt) or challenge (Anfechtung) of this agreement or any other release from this agreement, based on statutory or any other legal grounds whether or not relating to matters or factual circumstances covered by the Agreed Features as well as all other statutory claims, including but without limitation, such for a reduction of the Purchase Price (Minderung) and a subsequent performance (Nacherfullung), shall be excluded to the extent expressively agreed upon hereinafter legally possible.

                                       VI.
                               Legal Consequences

1. Should it turn out that one or more of the Agreed Feature(s) is/are untrue, the Buyer or on the Buyer's choice the Company can demand that the Seller restores within an appropriate deadline, but at the latest within a period of four (4) weeks following receipt of the Buyer's request, the state which would have existed if the Agreed Feature(s) had been true and complete (restitution in kind / Naturalrestitution). Setting the deadline can be waived if it is not possible for the Seller to restore the state pursuant to the Agreed Features or if it refuses to do so. If setting the deadline can be waived or if the Seller fails to restore the state pursuant to the Agreed Features within the deadline set, the Seller shall, by paying monetary damages in lieu of performance (Schadensersatz in Geld) only, place the Buyer or, depending on the Buyer's choice, the Company in a position, in which the Buyer and/or the Company would have been if the Agreed Feature(s) had been true and/or complete. Payments according to sentence 3 of this cipher shall reduce the Purchase Price.

2. Except for the stipulations of the following cipher 3, all claims of the Buyer pursuant to cipher 1 above in connection with section V ciphers 1 until 10 are subject to a statute of




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     limitations of two (2) years. In deviance therefrom, a statute of limitations of ten (10) years shall apply to defects of title on the sold Shares. The respective statutes of limitations shall commence as of the Closing Date - with the exception of the Buyer's claims pursuant to cipher 1 above in connection with section V cipher 11.

3. A statute of limitations of twelve (12) months shall commence for claims of the Buyer pursuant to cipher 1 above in connection with section V cipher 11 after the submission of a final, incontestable tax assessment notice or of another incontestable demand for payment of the Taxes and Contributions concerned as well as additional payments thereof and for the respective assessment period concerned; this does not apply to cases of tax evasion and the failure to pay taxes due to negligence.

     The Buyer shall insure that the Company gives the Seller and its consultants, who are under professional duty to maintain confidence, an opportunity to participate in any external tax audit relating to periods prior to the Closing Date. The Buyer shall ensure that the Company informs the Seller without undue delay of the notification and commencement of such audits.

4. The statute of limitations for the Buyer's claims arising from this agreement is halted if the Buyer's claim concerned is made to the Seller in writing and stating the grounds before the expiration of the respective statute of limitations. The statutory regulations shall otherwise apply with respect to the halting of the statutes of limitations.

5. All claims and rights of the Buyer due to defects of Agreed Features are excluded beyond the regulations in the above section V of this agreement and in this section VI. The above regulations for defects are complete. In any case the Buyer does not have a right to rescind from this agreement or any other right to withdraw from this agreement.

6. The above ciphers 2 through 5 shall apply accordingly in the event that the Company is entitled to a claim in the sense of the above cipher 1.

                                      VII.
                          Buyer's obligation to Release

Bank Mendes Gans N.V. granted a loan in the amount of USD 2,077,000.00 to the Company (the "Loan"). Metallurg Holdings Corporation, New York, USA, has given a collateral for the Loan. The Buyer shall redeem the Loan and release Metallurg Holdings Corporation from the collateral and all obligations related to the Loan by depositing an amount of USD 2,000,000.00 into the Company's account at: J.P. Morgan Chase, New York, ABA No. 021000021, for the account of Bank Mendes Gans, account no. 544 732 824 for further credit




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to the USD account of GfE G+S, account no. 261.00410.7, by wire transfer within one (1) banking day after the Signing Date.

                                     VIII.
               Continuation of the business until the Closing Date

The Seller is obliged to ensure that the Company conducts its business exclusively in the ordinary course and with prudent business practice only from the Signing Date through the Completion Date to the same extent as in the past. In the above period there shall be no fundamental modifications to the business, no unusual or abnormal agreements or obligations shall be entered into or otherwise justified and/or sales take place and no agreements or obligations, as well as with affiliated companies, shall be entered into, unless these have been individually coordinated with the Buyer and the Buyer has granted its consent hereto in advance.

                                       IX.
                         Applicable Law and Jurisdiction

This agreement is governed by German law. Any dispute arising out of or in connection with this agreement shall be brought before the competent Court in Dusseldorf.

                                       X.
                                  Severability

In the case that a provision of this agreement shall be or shall become invalid or unenforceable, the Parties are obliged to negotiate and agree to an alternative to such void provisions which as nearly as possible reflects the same commercial result as the deemed invalid or unenforceable provisions. The same shall apply if a loophole is contained which requires a regulation. This shall also apply if the invalidity of a provision stems from the scale of performance or of time. In this case, the legal scale shall be applied. The Seller and the Buyer hereby agree that as soon as legal certainty ("Rechtssicherheit") will be exist that a provision of this agreement concerning the new 'SS''SS' 444 German Civil Law ("BGB") shall be or shall become invalid or unenforceable, the Parties are obliged to negotiate and agree to an alternative to such void provisions which as nearly as possible reflects the same commercial result as the deemed invalid or unenforceable provisions.




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                                       XI.
                           Costs and Expenses /Others

1. Each Party shall bear the fees and costs of its advisors due in connection with the preparation and consummation of this agreement. The Buyer shall bear all fees for the notarization of this agreement.

2. Modifications or supplements to this Share Transfer Agreement require notarial form.

The First Person Appearing declared: The Company owns no real property.

The Notary Public is hereby requested to notify the Company of the transfer of the Shares pursuant to 'SS' 16 GmbHG (German Act on Companies with Limited Liability).

The Notary Public informed the Persons Appearing that on receipt of the Company's Shares the Buyer as well as the Seller is unlimitedly liable for contributions not paid by the Seller.

This deed was read to the Persons Appearing by the notary public, was approved by the Persons Appearing and was personally signed by the Persons Appearing and the Notary Public as follows.

B A S E L, this 20th (twentieth) day of December 2002 (two thousand and two)

A. Prot. 2002, Nr.